EXECUTION VERSION

CONSTRUCTION AGENCY AGREEMENT
dated as of March 1, 2019
between
BA LEASING BSC, LLC,
as Lessor,
and
NORFOLK SOUTHERN RAILWAY COMPANY,
as Construction Agent

4283388
4833-5894-9250

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ARTICLE VII		MISCELLANEOUS	23

Section 7.1.		Notices	23
Section 7.2.		Successors and Assigns	23
Section 7.3.		Governing Law	23
Section 7.4.		Amendments, Etc.	23
Section 7.5.		Counterparts	23
Section 7.6.		Severability	24
Section 7.7.		Headings and Table of Contents	24
Section 7.8.		Limited Liability	24
Section 7.9.		Limited Liability	24
Section 7.9.		No Third Party Beneficiaries	24
Section 7.10.		Exercise of Lessor’s Rights	24
Section 7.11.		Further Assurances	24
Section 7.12.		No Waiver	24

EXHIBITS

EXHIBIT A	—	Form of Assignment of Project Agreement
EXHIBIT B	—	Form of Consent and Acknowledgment by the Contractor
SCHEDULE 2.6(B)	—	Insurance

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CONSTRUCTION AGENCY AGREEMENT

CONSTRUCTION AGENCY AGREEMENT dated as of March 1, 2019 (this “Agreement”), between BA LEASING BSC, LLC, a Delaware limited liability company, as Lessor (“Lessor”), and NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation (“Construction Agent”).
W I T N E S S E T H:

A.    Lessor and Construction Agent are parties to that certain Participation Agreement (as amended, supplemented or otherwise modified from time to time pursuant thereto, the “Participation Agreement”); dated as of March 1, 2019, by and among Construction Agent, Lessor, BANK OF AMERICA, N.A., not in its individual capacity except and as expressly stated therein, but solely as Administrative Agent (the “Administrative Agent”) and the Persons listed on Schedule II thereto, as Rent Assignees (together with their permitted successors, assigns and transferees, each as a Rent Assignee under the Rent Assignment Agreement, a “Rent Assignee” and collectively, the “Rent Assignees”);

B.    Subject to the terms and conditions hereof, (i) Lessor desires to appoint Construction Agent as its sole and exclusive agent to perform the Site Obligations (as hereinafter defined) with respect to the Facility in accordance with the Project Budget, Project Agreements, Project Schedule and the Plans and Specifications (collectively, the “Project Materials”) pursuant to this Agreement, and (ii) Construction Agent desires, for the benefit of Lessor, the Administrative Agent and the Participants, to cause the completion of each of the Site Obligations and the construction of the Facility in accordance with the Project Materials and in accordance with the terms set forth herein;

C.    Upon achieving Substantial Completion, the Leased Property will be leased by Lessor to Lessee pursuant to the Lease; and

D.    Norfolk Southern Corporation, a Virginia corporation (the “Guarantor”) is absolutely and unconditionally guaranteeing all of Construction Agent’s obligations under this Agreement and the other Operative Documents pursuant to that certain Guaranty dated as of even date herewith.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.    Definitions; Interpretation. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Appendix 1 to the Participation Agreement, and the rules of interpretation set forth in Appendix 1 shall apply to this Agreement.
ARTICLE II
APPOINTMENT OF CONSTRUCTION AGENT

Section 2.1.    Appointment and Acceptance; Supplements. (a) Pursuant to and subject to the terms and conditions set forth herein and in the Participation Agreement and the other Operative Documents, Lessor hereby irrevocably designates and appoints Construction Agent as its exclusive representative and agent and Construction Agent hereby unconditionally and irrevocably accepts such designation and appointment, and Construction Agent hereby is authorized to perform, and agrees to perform, its duties under this Agreement, including the performance and completion of construction (or causing the performance and completion) and installation of the Facility on the Site in accordance with the Project Materials (including the performance of Lessor’s obligations under each General Construction Agreement and the other Project Agreements subject to the limitations set forth herein) prior to the Outside Completion Date (the “Site Obligations”).

(b)    Construction Agent agrees to perform (or cause to be performed) the Site Obligations in compliance in all material respects with the Project Materials, and all Applicable Laws, Governmental Actions and Insurance Requirements, and otherwise in compliance with the Operative Documents.

Section 2.2.    Commencement and Completion of Construction. Construction Agent hereby agrees, unconditionally and for the benefit of Lessor, to:

(a)    cause the Initial Advance Date to occur and the conditions as described at Section 6.1 of the Participation Agreement to be satisfied or waived on or before March 1, 2019

(b)    ensure that no construction shall be undertaken on the Site until all Applicable Laws have been complied with (including obtaining all Governmental Actions when and as required with respect to such construction) in all material respects;

(c)    cause the Final Completion Date to be achieved not later than the Outside Completion Date.

Section 2.3.    Term. This Agreement shall commence on the date hereof and shall terminate upon the first to occur of:

(a)    The Final Completion Date, including the full performance (unless waived in accordance with the Operative Documents) of all obligations of Construction Agent hereunder with respect thereto;

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(b)    Payment by Lessee, or Lessor’s receipt through other provisions of the Operative Documents, of the Lease Balance, and termination of the Commitments in accordance with the other Operative Documents; and

(c)    Termination of this Agreement by Lessor pursuant to Article V or Section 3.4 hereof, in each case after payment by Construction Agent of amounts due from Construction Agent thereunder.

Section 2.4.    Project Agreements. (a) Subject to each of the terms and conditions in this Agreement, including specifically Section 3.1, Construction Agent may execute any of its duties under this Agreement (including the Site Obligations) by or through agents, contractors, employees or attorneys-in-fact, and Construction Agent shall enter into such Project Agreements with architects, engineers and contractors and such other consultants as Construction Agent deems necessary or desirable for the completion of the Site Obligations pursuant hereto; provided, however, that no such delegation (or entering into of any such agreement by Lessor) shall limit or reduce in any way Construction Agent’s duties and obligations under this Agreement, and Construction Agent shall perform, as agent for Lessor, Lessor’s contractual obligations under those Project Agreements to which Lessor is a party.

(b)    Contemporaneously with the execution and delivery of each General Construction Agreement, and the execution and delivery of each Major Project Agreement (as defined below) required in connection with the development of the Facility, Construction Agent shall execute and deliver to Lessor an Assignment of Project Agreement substantially in the form of Exhibit A attached hereto. Construction Agent agrees that as to any Major Project Agreement, it shall, on the date of execution of such Major Project Agreement, cause the Contractor entering into such Major Project Agreement to execute and deliver to the Administrative Agent a Consent and Acknowledgment to such Assignment of Project Agreement substantially in the form of Exhibit B attached hereto (with sufficient copies for the Administrative Agent to deliver to Lessor and each Participant). For purposes hereof, “Major Project Agreement” shall mean: (i) each General Construction Agreement and (ii) each other Project Agreement calling for payments of $5,000,000 or more during the term of this Agreement or upon full performance thereof, without regard to any Change Orders thereunder, but excluding the Excluded Agreements.

(c)    Each of the Major Project Agreements shall be a guaranteed maximum or fixed price contract (which guaranteed maximum price may be added pursuant to an amendment executed subsequent to the Document Closing Date) in form and substance reasonably satisfactory to Lessor and the costs payable under such Major Project Agreement necessary to achieve Substantial Completion and to complete the Final Completion Work (i) shall not exceed the guaranteed maximum price payable to the Contractor under such Major Project Agreement and (ii) together with the costs payable under all other Project Agreements and all Other Project Costs necessary to achieve Substantial Completion and to complete the Final Completion Work shall not exceed the aggregate amount permitted for all such items in the Project Budget; provided however, that the Architect Agreement is not required to be a guaranteed maximum price. For purposes of determining whether a Major Project Agreement conforms with the Project Budget as set forth in the foregoing sentence, such calculation shall be made without regard to any budget item in the Project Budget

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for Change Orders relating to Project Costs; provided, however, that nothing herein shall restrict Construction Agent’s right to enter into Change Orders permitted by any such Major Project Agreement and which satisfy the applicable requirements at Section 3.1 and any Consent and Acknowledgment relating thereto. The decision by Lessor to give its approval of any Major Project Agreement shall be conditioned solely upon a determination (i) that the terms of such agreement comply with the requirements set forth in Section 2.4 (with the pre-approval of any Major Project Agreement by Lessor being deemed to constitute Lessor’s agreement that the terms of this Section 2.4 have been met as to such Major Project Agreement) and (ii) that such agreement requires performance to be completed within the applicable dates set forth at Section 2.2.

(d)    Each Major Project Agreement shall provide (it being understood that, unless Lessor is or will become a party thereto, this Section 2.4(d) may be satisfied if the following covenants and agreements are contained in the Consent and Acknowledgment related to such Major Project Agreement) that: (i) none of Lessor, the Administrative Agent or any Participant is liable for any claims or obligations incurred under such Major Project Agreement it being understood and agreed that the Contractor agrees to look solely to the proceeds of amounts advanced pursuant to the Participation Agreement for payments of other amounts due under such contracts; (ii) the Contractor under such Major Project Agreement shall provide written notice to Lessor and the Administrative Agent of any material breach under such contract and Lessor and the Administrative Agent shall have an additional cure period for Lessor and the Administrative Agent of (A) with respect to each General Construction Agreement, at least thirty (30) days and (B) with respect to all other Major Project Agreements, at least sixty (60) days, in each case, beyond the period allowed for Construction Agent to cure any such material breach, which cure period shall be reflected in and such Major Project Agreement or the Consent and Acknowledgment to such Major Project Agreement to be executed by such Contractor; (iii) such Major Project Agreement is freely assignable to any Person without consent of such Contractor; (iv) such Major Project Agreement (A) shall provide that to the extent the Contractor thereunder provides an indemnity, such indemnity shall be provided to Lessor, the Rent Assignees, the Administrative Agent and Construction Agent and (B) neither Lessor nor Construction Agent shall have any indemnity obligations thereunder and shall not be liable for any consequential or punitive damages; (v) such Major Project Agreement shall not permit Contractor to accept any termination notices or amendments to such Major Project Agreement which are not otherwise permitted hereunder; (vi) subject to the requirements of Schedule 2.6(b), such Major Project Agreement shall provide that any liability insurance maintained by Contractor pursuant to the terms thereof shall name the Administrative Agent, Lessor, the Rent Assignees and Construction Agent as additional insureds; and (vii) upon the written request of Lessor or the Administrative Agent, as applicable, such Contractor shall provide to Lessor and the Administrative Agent an estoppel certificate in respect of such contract in a form reasonably requested by Lessor or the Administrative Agent, as applicable. In addition to and without limiting the foregoing, neither Construction Agent nor any of its Affiliates or agents shall enter into or request Lessor to enter into or assume any contract with respect to the construction of the Facility (i) for which Lessor is not fully indemnified by Construction Agent under this Agreement or under and pursuant to the terms and limitations at Section 13.1(a)(i)(A) of the Participation Agreement and (ii) for which adequate insurance has not been procured. Lessor shall not be obligated to enter into any contract directly.

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(e)    Each Project Agreement, other than a Major Project Agreement, shall provide (it being understood that, unless Lessor is or will become a party thereto, this Section 2.4(d) may be satisfied if the following covenants and agreements are contained in the Consent and Acknowledgment related to such Project Agreement) that: (i) none of Lessor, the Administrative Agent or any Participant is liable for any claims or obligations incurred under such Project Agreement it being understood and agreed that the Contractor agrees to look solely to the proceeds of amounts advanced pursuant to the Participation Agreement for payments of other amounts due under such contracts; (ii) such Project Agreement (A) shall provide that to the extent the Contractor thereunder provides an indemnity, such indemnity shall be provided to Lessor, the Rent Assignees, the Administrative Agent and Construction Agent and (B) neither Lessor nor Construction Agent shall have any indemnity obligations thereunder and shall not be liable for any consequential or punitive damages; and (iii) subject to the requirements of Schedule 2.6(b), such Project Agreement shall provide that any liability insurance maintained by Contractor pursuant to the terms thereof shall name the Administrative Agent, Lessor, the Rent Assignees and Construction Agent as additional insureds, as applicable. In addition to and without limiting the foregoing, neither Construction Agent nor any of its Affiliates or agents shall enter into or request Lessor to enter into or assume any contract with respect to the construction of the Facility (i) for which Lessor is not fully indemnified by Construction Agent under this Agreement or under and pursuant to the terms and limitations at Section 13.1(a)(i)(A) of the Participation Agreement and (ii) for which adequate insurance has not been procured. Lessor shall not be obligated to enter into any contract directly.

Section 2.5.    Scope of Authority. (a) Subject to the terms, conditions, restrictions and limitations set forth in the Operative Documents, Lessor hereby expressly authorizes Construction Agent, or any agent, designee or contractor of Construction Agent, and Construction Agent agrees, for the benefit of Lessor, to take all action necessary or desirable for the performance and satisfaction of all of the Site Obligations. In furtherance thereof (and without limiting the generality of the foregoing), Construction Agent is hereby granted the authority on behalf of Lessor to, and shall:

(i)assist in and perform such functions as are necessary or desirable for Lessor to lease its interest in the Site and construct the Facility in accordance with the terms and conditions of the Operative Documents;

(ii)perform (or cause to be performed) all management and supervisory functions and all engineering, design and supervisory work related to the Site Obligations, including the Construction, and perform all the obligations of Lessor under the Project Agreements;

(iii)negotiate and/or cause to have in place all contracts or arrangements, in each case subject to the conditions set forth in Section 2.4, to procure the labor, materials, supplies and equipment necessary to perform and complete the Site Obligations, including the Construction on such terms and conditions as are customary and reasonable in light of local standards and practices;

(iv)obtain (or cause to be obtained) all necessary permits, licenses, consents, approvals and other authorizations, including those required under

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Applicable Laws, from all Governmental Authorities, and grant any easements, licenses, rights of way or other title exceptions required by any utility supplier or Governmental Authority necessary, in connection with the performance of the Site Obligations;

(v)maintain (or cause to be maintained), in accordance with Prudent Industry Practice, all books and records with respect to the Construction and the other Site Obligations;

(vi)perform (or cause to be performed) any other acts necessary in connection with the performance of the Site Obligations in accordance with the Project Materials and all Applicable Laws, Governmental Actions and all Insurance Requirements;

(vii)pay when due and payable or cause to be paid when due and payable (subject to reimbursement or direct payment by Lessor or the Administrative Agent through Advances or directly as provided for under this Agreement and subject to the terms and applicable conditions relating to Advances as set forth in the Participation Agreement) all Project Costs to be paid during the Commitment Period (including costs associated with Construction Agent’s actions as provided in Section 2.5(a)(ix) below or which are due and payable under any Project Agreement, in each case pursuant to and subject to the Project Budget); provided, in no event, shall Construction Agent have the authority to pay or incur any Project Cost (1) which may be used to remedy any Force Majeure Losses unless such Project Costs have been consented to in writing by Lessor and (2) during the existence of any Default or Event of Default under Sections 5.1(e), 5.1(k)(2) or 5.1(l)(2); provided further, Construction Agent shall have no authority to incur Project Costs under the Core and Shell Construction Agreement in excess of $80,000,000 until Construction Agent has satisfied the requirements of Section 2.9 of this Agreement;

(viii)cause each Major Project Agreement to remain in full force and effect and enforce (in a commercially reasonable manner) performance by each party to each Major Project Agreement of their respective obligations and warranties under such Major Project Agreements with respect to the Site Obligations (including the design, engineering, construction and Completion of the Facility) and subject to Section 3.1(c) hereof, pursue (in a commercially reasonable manner) remedies with respect to the breach of those obligations;

(ix)subject to Section 3.2 and Schedule 2.6(b), use the proceeds of any property or casualty insurance maintained with respect to the Facility (1) to complete construction of or to rebuild any portion of the Facility with respect to a Casualty or Condemnation and (2) to fund, during such construction or rebuilding, all Yield and Fees accruing to the extent contingency reserves in the Project Budget are not available for such purpose; and

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(x)respond to any requests for information, approvals or other matters required in connection with each General Construction Agreement and the other Project Agreements so as to permit the timely and proper performance thereof by the General Contractor and the other Contractors.

(b)    Subject to the terms and conditions of this Agreement, the other Operative Documents and the Project Materials, as between the parties hereto, Construction Agent shall have management and control over and sole responsibility for the means, methods, sequences and procedures and the hiring, termination and contracting for and supervision of the labor, personnel and services with respect to the performance and completion of the Site Obligations; provided, however, that Construction Agent may execute its duties under this Agreement by or through agents, contractors, employees or attorneys-in-fact.

(c)    All fees and expenses of Construction Agent relating to the Facility and which are provided for in the Project Budget shall be paid or reimbursed through Advances to the extent of the aggregate Available Commitment and subject to the terms and conditions set forth in the Participation Agreement.

Section 2.6.    Covenants of Construction Agent. (a) Construction Agent hereby covenants and agrees that it will:

(i)cause the Site Obligations, including the Construction, to be prosecuted diligently in accordance in all material respects with (1) the Project Materials, (2) all Applicable Laws, (3) all Governmental Actions and (4) Insurance Requirements;

(ii)notify the Administrative Agent in writing not more than three (3) Business Days after Construction Agent first becomes aware or its receipt of oral or written notification of the occurrence of any Force Majeure Event or other delay event under any General Construction Agreement or any other Major Project Agreement that would be reasonably likely to cause Completion to occur after the Outside Completion Date and cause all necessary Governmental Actions to be obtained when required with respect to the Construction, the Facility and for any remediation, restoration or other work or construction relating to any Casualty, Condemnation or other loss;

(iii)take all commercially reasonable steps (subject to any limitations in any applicable Project Agreement) to minimize the liabilities of Lessor, the Administrative Agent, any Participant or any Indemnitee, and to minimize any delays, increased costs or disruption of the Construction or the other Site Obligations;

(iv)complete the Site Obligations, including the Construction, so as to (1) cause the Facility Completion Date to occur on or prior to the Outside Completion Date in accordance with the Project Budget for an amount not to not exceed the Aggregate Commitment Amount and (2) not directly or indirectly create, incur,

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assume or suffer to exist any Lien (other than Permitted Liens) on or with respect to any portion of the Leased Property, Lessor’s title thereto, or any interest therein and will promptly pay, satisfy and otherwise take such actions as may be necessary to keep the Leased Property free and clear of, and duly to discharge, eliminate or bond in a manner reasonably satisfactory to the Administrative Agent, any such Lien (other than Permitted Liens) if the same shall arise at any time;

(v)cause all outstanding punch list items with respect to the Construction and the Facility to be completed promptly following Completion;

(vi)at all times during Construction, cause title to all personalty that Construction Agent acquires with the funds advanced by the Participants, to be and remain vested in Lessor and cause to be on file with the applicable filing office all necessary documents (including financing statements and fixture filings) under Article 9 of the Uniform Commercial Code to perfect the Liens contemplated by the Lease and Security Instruments, free and clear of Liens other than Permitted Liens, it being understood and acknowledged that all of Lessor’s right, title and interest in and to said personalty has been assigned to the Administrative Agent, for the benefit of the Participants, pursuant to the Operative Documents;

(vii)promptly provide to Lessor: (A) copies of all Change Orders, notices, requests for any increase of any contract sum payable, or other communication received under or in connection with each Major Project Agreement which either (w) seeks to increase the total consideration payable under any Major Project Agreement, (x) asserts that Construction Agent, Lessor, or any other party to any Major Project Agreement is in breach or default, or with notice and lapse of time or both will be in breach or default under any Major Project Agreement (y) asserts that such Major Project Agreement is to be terminated or expire, or (z) relates to any amendment, modification or waiver of such Major Project Agreement (other than immaterial amendments, modifications or waivers of such Material Project Agreement that are in accordance with the terms herein); (B) as requested, information concerning the performance of the Site Obligations, including the Construction, and the status and performance of the parties to the Major Project Agreements and amounts due and payable under the Major Project Agreements and the other Project Agreements to the extent reasonably available to Construction Agent, including, without limitation, (y) such other information as the Construction Consultant may reasonably request and (z) such information as the Administrative Agent shall reasonably require to determine that the Project Budget is In Balance; (C) a certification of Construction Consultant, in form and substance reasonably satisfactory to Lessor, which shall be delivered no less frequently than quarterly; and (D) copies of all monthly reports received from any Development Manager; and

(viii)(a) comply with each of the following provisions of the Lease at all times prior to the Base Term Commencement Date (and Construction Agent hereby acknowledges and agrees that all such provisions shall be operative as to it and to

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all construction records to the same extent as Lessee and its records from and after the date hereof whether or not the Base Term Commencement Date shall have occurred): Sections 2.2, 3.3, 3.4, 4.2, 5.2, Article VI, 7.1, 8.1 (with respect to fees and impositions), 8.2, 9.1, 11.1, 16.4 (except the last sentence thereof), Article XXIV and Article XXV; (b) cause to be performed each of Lessor’s and Construction Agent’s obligations due under the Ground Lease, the Ground Sublease, the Authority Lease and the Bond Documents during such period; and (c) comply with Section 21 of the Assignment of Leases; provided, however, that prior to the Base Term Commencement Date, the costs and expenses of complying with the foregoing obligations, subject to Section 4.3 of the Participation Agreement, shall be funded with Advances pursuant and subject to the terms and conditions of Article III of the Participation Agreement. Prior to the Base Term Commencement Date, Construction Agent may exercise the rights set forth at Section 12.1 of the Lease subject to the terms and conditions set forth in that section; provided that no such test, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance shall result in a delay in the Facility Completion Date beyond the Outside Completion Date. As a condition to any such test, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance, if there are not sufficient funds remaining in any category of the Project Budget to cover the costs of any such test, challenge, appeal, proceeding, waiver, extension, forbearance or noncompliance, Construction Agent shall demonstrate that there are sufficient contingency reserves in the Project Budget set aside for such purposes.

(b)    At all times prior to the Base Term Commencement Date, Construction Agent shall (i) maintain, or cause to be maintained, for the benefit of Lessor and the Administrative Agent, the insurance described in Schedule 2.6(b) hereto and (ii) shall cause to be in place in the amounts and at the times required the insurance required by each General Construction Agreement, or any other Project Agreement. In addition, Construction Agent shall from time to time, but at intervals of not less than twelve (12) months each, undertake all actions and due diligence as reasonably necessary to determine whether the insurance coverage required to be maintained by Construction Agent under Schedule 2.6(b) hereto is in compliance with all of the requirements thereunder, including any increases in coverage required as a result of any change in any Applicable Laws, and if Construction Agent determines that such insurance coverage does not meet such requirements, it agrees to promptly take all actions and steps necessary to cause such coverage to comply with such requirements and to notify Lessor and the Administrative Agent of the steps being taken by Construction Agent. The costs of all such insurance coverage shall be provided for as a separate category of Project Costs in the Project Budget and paid for with Advances.

(c)    Construction Agent shall not permit any Project Agreements to be entered into or otherwise incur any obligations for which Lessor or Construction Agent has any liability which are not provided for in the Project Budget.

(d)    Construction Agent shall cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as Lessor

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reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Agreement and the other Operative Documents and the Overall Transaction, including, without limitation, reasonable access to the Site, Construction Agent’s and Construction Agent Person’s officers and employees who have responsibility for the Construction and all construction records and Project Materials relating thereto during normal business hours and upon reasonable prior notice.

(f)    Construction Agent shall furnish or cause to be furnished to the Administrative Agent and Lessor, upon request (but, so long as no Construction Agency Event of Default has occurred and is continuing, not more than once per month), in form and substance satisfactory to the Administrative Agent and Lessor, all notices, communications, details and other information concerning the performance of the Site Obligations, as the Administrative Agent, Lessor, Construction Consultant or any Participant shall request from time to time.

(g)    Liquidated Damages which are payable pursuant to any Project Agreement shall be paid to the Administrative Agent and distributed pursuant to Section 5.3 of the Participation Agreement. Notwithstanding the foregoing, Liquidated Damages which are payable pursuant to either General Construction Agreement as a consequence of any defect in the design, materials or workmanship of any of the Facility to be constructed thereunder shall be paid to the Administrative Agent and distributed pursuant to Section 5.3(b) of the Participation Agreement, except to the extent Construction Agent requests and uses any such amount for the replacement of parts, repair or restoration of such defective design, materials or workmanship, in which case such Liquidated Damages shall be distributed to Construction Agent; provided that Construction Agent demonstrates to the reasonable satisfaction of Lessor and the Administrative Agent that such defect can be timely remedied for the amount of such Liquidated Damages and that no uninsured loss exists with respect to such Improvements. Liquidated Damages which are payable pursuant to either General Construction Agreement in respect of a delay in the General Contractor’s performance under such General Construction Agreement shall be paid to the Administrative Agent to pay any increased Project Costs arising as a direct or indirect result of any such delay, including Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent.

Section 2.7.    License of Rights. Construction Agent is hereby granted (i) a license by Lessor to use the Project Materials and rights granted Lessor under the Project Agreements in connection with the performance of Construction Agent’s duties hereunder and (ii) during Construction, control and possession of the Site to perform the Site Obligations.

Section 2.8.    Acknowledgement.  Construction Agent acknowledges and agrees that although Lessor will own and hold leasehold title to the Leased Property via the Ground Lease, the Ground Sublease and the Authority Lease, Construction Agent, is solely responsible under and subject to the terms of this Agreement (i) for the design, development, budgeting and Construction of the Facility, and (ii) for any alterations or modifications and all activities conducted in connection herewith.

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Section 2.9.    Core and Shell Construction Agreement. Construction Agent shall prior to December 31, 2019 (a) enter into an amendment to the Core and Shell Construction Agreement providing for a final completion date thereunder of not later than November 20, 2021 and (b) not incorporate a guaranteed maximum price into the Core and Shell Construction Agreement by amendment after the Document Closing Date that is in excess of $268,922,370; provided, that Construction Agent shall not incur Project Costs in excess of $80,000,000 under the Core and Shell Construction Agreement until Construction Agent has satisfied the clauses (a) and (b) of this Section 2.9.
ARTICLE III
AMENDMENTS, TERMINATIONS AND CASUALTIES

Section 3.1.    Termination; Amendments; Modification. (a) So long as no Event of Default is continuing, on behalf of Lessor, Construction Agent is hereby authorized to request or approve any Project Change and, in connection therewith, enter into a Change Order as the agent of Lessor; provided that (i) after giving effect to such Change Order, the Project Budget is In Balance, (ii) such Project Change shall not materially adversely affect the Fair Market Value, utility, useful life or residual value of the Facility (and by requesting or approving such Project Change, Construction Agent is deemed to have warranted that such Project Change will not materially affect the Fair Market Value, utility, useful life or residual value of the Facility) and (iii) such revisions, amendments, modifications or change orders will not delay the occurrence of the Facility Completion Date beyond the Outside Completion Date (and by requesting or approving such Project Change, Construction Agent shall be deemed to have warranted and certified that such Project Change complies with each of the conditions in the foregoing clauses (i), (ii) and (iii)).

(b)    Notwithstanding Section 3.1(a), Construction Agent shall not request or approve any Project Change without the written consent of Lessor if after giving effect to such Project Change, Construction Completion is not reasonably likely to occur on or before the Outside Completion Date for the Aggregate Commitment Amount. Lessor may condition its approval upon receipt of a report from the Construction Consultant, or at the option of the Administrative Agent, an appraisal from the Appraiser (or another appraiser of nationally recognized standing and approved by Lessor, which approval shall not be unreasonably withheld or delayed) with the cost of such report or appraisal constituting a Project Cost to be funded with an Advance subject to the provisions at Article III of the Participation Agreement, to determine (by appraisal or other methods satisfactory to Lessor) the projected Fair Market Value, utility, useful life and residual value of the Leased Property following completion of such Project Change, such report to be requested promptly following Construction Agent’s request for a Project Change.

(c)    Notwithstanding anything contained herein or in the other Operative Documents to the contrary, Construction Agent shall not (i) except as set forth in (a) or (b) above, amend, modify or waive any Major Project Agreement or increase any amounts payable by the owner or Lessor thereunder or extend the completion date thereunder or (ii) terminate any Major Project Agreement, exercise any material remedies thereunder, extend the completion date thereunder beyond the

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Outside Completion Date, or increase the guaranteed maximum price thereunder, in each case without the prior written consent of Lessor and the Administrative Agent.

Section 3.2.    Casualty, Condemnation, Liquidated Damages and Force Majeure Events    . (a) Subject to Section 3.2(b), if at any time prior to Substantial Completion there occurs a Casualty, Condemnation or Force Majeure Event, Lessor may require Construction Agent to repair and restore the portion of the Facility affected by such event and complete the Construction and, in such case, Lessor shall, in accordance with the procedures for making Advances in the Operative Documents and so long as no Construction Agency Agreement Event of Default (unless waived by Lessor in its sole discretion) shall have occurred and be continuing, make (x) insurance proceeds and/or condemnation awards and/or Liquidated Damages paid as a result of such event, available for Project Costs and (y) Advances for Project Costs (to the extent of funds received by Lessor from the Rent Assignees), and Construction Agent shall (i) promptly and diligently complete the Construction in accordance with the Project Materials and with the terms hereof and (ii) subject to Section 3.2(b) below, cause Substantial Completion to occur on or prior to the Outside Completion Date.

(b)    If Construction Agent reasonably determines that a Casualty, Condemnation or Force Majeure Event will cause Substantial Completion to occur later than the Outside Completion Date, Construction Agent may request that the applicable Outside Completion Date be extended by the Participants. Any such request shall be in writing delivered to Lessor and the Administrative Agent. The consent of Lessor and the other Participants under this Section 3.2(b) may be given in the exercise of Lessor and each such Participant’s sole and absolute discretion. Notwithstanding anything to the contrary covered herein, in the event that (i) an Event of Loss, (ii) a Material Environmental Violation or (iii) a Force Majeure Event occurs that, in Lessor’s and the Administrative Agent’s reasonable opinion, will cause Substantial Completion to occur later than the Outside Completion Date or for an amount in excess of the Aggregate Commitment Amount, Lessor and the other Participants may nonetheless in their respective sole and absolute discretion require Construction Agent to complete Construction of the Facility in accordance with the terms hereof and of the other Operative Documents and, if necessary, in Lessor’s and such Participants’ sole discretion, extend the Outside Completion Date to a date necessary to achieve Substantial Completion and/or increase the Commitment Amount to an amount necessary to achieve Substantial Completion and in such event Construction Agent shall be required to complete Construction of the Facility by the Outside Completion Date as extended and for the Commitment Amounts as increased pursuant to the terms hereof and of the other Operative Documents.

(c)    Notwithstanding any provision to the contrary contained herein (including in Article V), should a Casualty, Condemnation or Force Majeure Event occur prior to the Base Term Commencement Date, Construction Agent shall have no recourse liability to fund any shortfall in available insurance proceeds or condemnation award unless, in the case of a Casualty or Condemnation which is not otherwise a Force Majeure Event, (i) such shortfall, Casualty or Condemnation arose as a result of or was otherwise caused by a Construction Agent Related Event, in which case Construction Agent shall pay to Lessor such shortfall in an amount not to exceed the Recourse Amount or (ii) such shortfall, Casualty or Condemnation arose as a result of a Full Recourse Event, in which case, Construction Agent shall be liable for such shortfall but not in excess of the

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Lease Balance. “Construction Agent Related Event” shall mean any act or omission of any Construction Agent Person (including but not limited to any breach by any Construction Agent Person of any of its obligations under any Operative Document or Project Agreement).

Section 3.3.    Environmental Matters. Construction Agent shall promptly provide to Lessor and the Administrative Agent written notice of any Environmental Violation. All such notices shall describe in reasonable detail the nature of the Environmental Violation, including any claims, actions or proceedings in respect thereof, and Construction Agent’s proposed response thereto. In addition, Construction Agent shall provide to Lessor and the Administrative Agent, within ten (10) Business Days of receipt, copies of all written communications with any Governmental Authority relating to any such Environmental Violation. Construction Agent shall also promptly provide such detailed reports of any such Environmental Violation as may reasonably be requested by Lessor or the Administrative Agent. Construction Agent shall, at its expense, investigate, remediate and/or take all other actions as required by Environmental Law (which may include reasonably contesting whether an Environmental Violation occurred) to fully address such Environmental Violation and upon completion thereof by Construction Agent, Construction Agent shall cause to be prepared by an environmental professional reasonably acceptable to Lessor and the Administrative Agent a report describing the Environmental Violation and the actions taken by Construction Agent (or its agents) in response to such Environmental Violation, and a statement by the professional that the Environmental Violation has been remedied in compliance in all material respects with applicable Environmental Law. Any such investigation, remediation or other actions shall be at Construction Agent’s expense pursuant to its indemnification obligations as and to the extent contemplated by Section 13.7 of the Participation Agreement or otherwise paid with Advances pursuant to and in accordance with the Participation Agreement. Nothing in this Section 3.3 shall reduce or limit Construction Agent’s obligations elsewhere in this Agreement or under the Participation Agreement.

Section 3.4.    Termination Upon Certain Events. (a) If an Event of Loss, Material Environmental Violation or a Force Majeure Event which, in Lessor’s opinion, will cause Substantial Completion to occur after the Outside Completion Date or for an amount in excess of the Aggregate Commitment Amount, in each case, occurs prior to the Base Term Commencement Date and Lessor has not required Construction Agent to complete Construction pursuant to Section 3.2(a) or Section 3.2(b), then Lessor may elect to terminate Construction Agent’s rights under this Agreement and the Lease by giving written notice (a “Termination Notice”) to Construction Agent that, as a consequence of such Event of Loss, or Material Environmental Violation or Force Majeure Event, Construction Agent’s rights under this Agreement and the Lease are to be terminated and Construction Agent shall be obligated to deliver the Leased Property to Lessor, in which case Section 3.4(b) shall apply; provided, however, that (i) if Construction Agent fails for any reason to comply with all of the requirements set forth in Section 3.4(b) in all material respects, or (ii) if the Event of Loss or Material Environmental Violation is a result of a Full Recourse Event or a Construction Agent Related Event, then a Construction Agency Agreement Event of Default shall be deemed to have occurred and Lessor shall be entitled to exercise its remedies at Section 5.3. Construction Agent shall provide Lessor an irrevocable written notice of its intention to deliver the Leased Property pursuant to the second sentence hereof within thirty (30) days after the date Construction Agent receives a Termination Notice.

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(b)    If Construction Agent delivers the Leased Property as set forth at Section 3.4(a), then Construction Agent’s rights under this Agreement and the Operative Documents shall terminate after Construction Agent shall have completed each of the following; provided the costs of preparing the following documentation shall be deemed a Project Cost and funded with an Advance to the extent there are Available Commitments or shall be capitalized by Lessor, each of which shall be completed on or prior to the first Payment Date after the expiration of thirty (30) days following Construction Agent’s receipt of a Termination Notice:

(i)    Construction Agent shall execute and deliver to Lessor (or to Lessor’s designee) (A) a bill of sale with respect to its right, title and interest in the Leased Property containing representations and warranties of grantor to Lessor (or such other Person) regarding the absence of Liens (other than Permitted Liens of the type described in clauses (a) (but excluding any Liens relating to the rights or interests of Construction Agent), (b), (c) or (h) of the definition of “Permitted Liens”), (B) an assignment of Construction Agent’s entire right, title and interest in the Leased Property, the Project Agreements, and all contracts and agreements relating to the maintenance of warranties in respect of the Leased Property, as Construction Agent’s or Lessor’s designee reasonably deems necessary for the ownership or operation thereof (which shall include an assignment of all of Construction Agent’s right, title and interest in and to all awards, compensation and insurance proceeds payable in connection with the applicable Event of Loss, Material Environmental Violation or Force Majeure Event), (C) such consents to assignment and estoppel documents as reasonably requested by Lessor or the Administrative Agent to facilitate a transfer by Lessor of its interest in the Leased Property, including Lessor’s leasehold interest in the Site, and (D) all other transfer requirements described in Section 21.1(iv) of the Lease, in each case in recordable form and otherwise in conformity with local custom and free and clear of any Liens (other than Permitted Liens) attributable to Construction Agent or any other Construction Agent Person;

(ii)    Construction Agent shall pay over to the Administrative Agent all awards, compensation, insurance or condemnation proceeds previously received by Construction Agent or any other Construction Agent Person (and not previously used in the restoration of the Leased Property) in connection with the applicable Event of Loss, Material Environmental Violation or Force Majeure Event not previously applied in accordance with Section 3.2(b) and assign or cause to be assigned to Lessor any interest Construction Agent may have to any unpaid awards, compensation and insurance or condemnation proceeds in respect thereto;

(iii)    Construction Agent shall, unless such Event of Loss or Material Environmental Violation results solely from a Force Majeure Event or a Force Majeure Event occurs which, in Lessor’s opinion, will cause Substantial Completion to occur after the Outside Completion Date and/or for an amount in excess of the Commitment Amount and Lessor has not required Construction Agent to complete Construction of the Facility pursuant to Section 3.2 (a) and (b) above, pay to Lessor an amount equal to (A) the Lease Balance if such Event of Loss or Material Environmental Violation results from a Full Recourse Event and (B) in all other cases, the Recourse Amount;

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(iv)    Construction Agent shall execute and deliver to Lessor a statement of termination of this Agreement and the other Operative Documents;

(v)    Construction Agent shall transfer possession of the Leased Property, including the Site (subject to the terms of the Ground Lease, Ground Sublease and Authority Lease), to Lessor or any Person designated by Lessor, in each case by surrendering the same into the possession of Lessor or such Person, as the case may be, in the condition required by Section 21.1(iv) of the Lease (except to the extent that the condition of the Facility was affected by such Event of Loss, Material Environmental Violation or Force Majeure Event) and in compliance in all material respects with all Applicable Laws and Insurance Requirements except to the extent that the compliance with same is not commercially practicable as a result of and to the extent of the impact of such Event of Loss, Material Environmental Violation or Force Majeure Event on the Facility and Construction Agent shall deliver to Lessor and the Administrative Agent reasonable evidence that all required governmental and regulatory consents and approvals have been obtained and that all filings as required by Applicable Laws in order to carry out and complete such transfer of the Leased Property have been made; and

(vi)    Construction Agent shall deliver to Lessor or any Person designated by Lessor copies of all books and records regarding the maintenance of, and Construction Agent’s interest in, the Leased Property, and an assignment of all assignable licenses and rights necessary for the construction, operation and maintenance of the Leased Property. Construction Agent shall, for a period of up to one year after the applicable date of transfer hereunder, cooperate reasonably with Lessor and/or any Person designated by Lessor to take possession of the Leased Property, including in connection with seeking or obtaining all necessary Governmental Actions and approvals from any manufacturer or Governmental Authority relating to the use of any portion of the Facility or any warranty relating thereto. The obligations of Construction Agent under this paragraph shall survive the expiration or termination of this Agreement.
ARTICLE IV
FUNDING OF PROJECT COSTS

Section 4.1.    Funding of Project Costs. (a) During the Commitment Period, Construction Agent shall request that Lessor advance (or cause to be advanced) funds for the payment of Project Costs, and Lessor shall comply with such request to the extent provided for under, and subject to the conditions, restrictions and limitations contained in Articles III and VI of the Participation Agreement. Construction Agent and Lessor acknowledge and agree that Construction Agent’s right to request funds and Lessor’s obligation to advance funds for the payment of Project Costs are subject in all respects to the terms and conditions of this Agreement, the Participation Agreement and each of the other Operative Documents.

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(b)    The proceeds of any funds made available to Lessor to pay Project Costs shall be made available to Construction Agent and Development Manager in accordance with the Advance Request relating thereto and the terms of the Participation Agreement.
ARTICLE V
CONSTRUCTION AGENCY AGREEMENT EVENTS OF DEFAULT

Section 5.1.    Construction Agency Agreement Events of Default. If any one or more of the following events (each a “Construction Agency Agreement Event of Default”) shall occur:

(a)    (i) Construction Agent fails to apply any funds, including any Advance, paid by Lessor or the Administrative Agent to Construction Agent or any other Person pursuant to an Advance Request to the payment of the appropriate Project Costs, as applicable, in the manner and subject to the limitations set forth herein and in the Participation Agreement or for the purposes set forth herein and as described in the related Advance Request provided if the foregoing occurs but such act was unintentional, Construction Agent shall have a period of two (2) Business Days following the earlier of discovery of such misapplication and notice from the Administrative Agent to correct such misapplication; (ii) there shall exist any other misapplication of funds relating to any Site Obligation on the Leased Property, including, but not limited to, fraud, illegal acts or willful misconduct by any Construction Agent, its Affiliates or any other Construction Agent Person; or (iii) the occurrence of a Payment Default, respectively;

(b)    (i) Construction with respect to the Site is not commenced by June 30, 2019 or (ii) Construction Agent shall fail to cause Substantial Completion to occur on or prior to the Outside Completion Date;

(c)    the Project Budget shall not be In Balance and such failure to be In Balance shall continue for a period of thirty (30) days after (i) notification or certification of such condition by Construction Agent pursuant to this Agreement or the Participation Agreement or (ii) Construction Agent’s receipt from Lessor or the Administrative Agent of a notification of the determination by Lessor or the Administrative Agent of such failure pursuant to Section 5.6;

(d)    Construction Agent shall fail to maintain or caused to be maintained insurance as required by Section 2.6(b) and Schedule 2.6(b) hereof;

(e)    any Major Project Agreement Default under any Major Project Agreement by any party thereto which is not cured within 60 days after the expiration of any applicable cure period provided under such Major Project Agreement;

(f)    Construction Agent or Guarantor, as applicable, shall fail to observe or perform any covenant contained in (i) Section 9.2 of the Participation Agreement or Section

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9 of the Guaranty or (ii) Section 9.1 of the Participation Agreement or Section 8 of the Guaranty;

(g)    Construction Agent or Guarantor shall fail to observe or perform any covenant or agreement contained in any Operative Document (other than those covered by clause (a), (b), (d), (e) or (f) above) for thirty (30) days after the earlier to occur of (i) knowledge of such failure by Construction Agent or Guarantor, as applicable, or (ii) written notice thereof has been given to Construction Agent or Guarantor, as applicable, by the Administrative Agent or Lessor; provided however, if such covenant or agreement cannot be cured within thirty (30) days following written notice and Construction Agent or Guarantor has commenced to cure such failure and is diligently proceeding to cure such failure, then Construction Agent or Guarantor shall have such additional period of time reasonably necessary to cure such action provided such additional period of time shall not exceed sixty (60) days from the expiration of the initial thirty (30) day period;

(h)    any representation, warranty or certification made (or deemed made) by Construction Agent or Guarantor, as applicable, in any Operative Document or in any certificate, financial statement or other document delivered pursuant to any Operative Document shall prove to have been incorrect in any material respect when made (or deemed made);

(i)    Construction Agent, Guarantor or any of their respective Subsidiaries shall fail to make any payment in respect of any Material Debt when due and such failure is not cured within any applicable grace period;

(j)    any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(k)    (1) Construction Agent, Guarantor or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of, or taking possession by, any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or (2) any General Contractor or any Development Manager shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of, or taking possession by, any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become

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due, or shall take any corporate action to authorize any of the foregoing and, in the case of this clause (k)(2) (A) the foregoing is not dismissed or otherwise resolved in any manner which does not adversely affect Construction Agent’s ability to achieve Substantial Completion by the Outside Completion Date and for the Aggregate Commitment Amount, in either case, within sixty (60) days after such filing or occurrence or (B) if the Construction Agent is capable of achieving Substantial Completion by the Outside Completion Date and for the Aggregate Commitment Amount, as determined by Lessor in its sole discretion, either (i) such General Contractor or Development Manager has not ceased or given notice that it intends to cease to perform its obligations under the applicable Major Project Agreement, or (ii) if such General Contractor or Development Manager has ceased or given notice that it intends to cease to perform its obligations under the applicable Major Project Agreement,  the  Construction Agent has not replaced such General Contractor or Development Manager with a replacement General Contractor or Development Manager, as applicable, acceptable to Lessor within sixty (60) days after the later of such (x) filing or occurrence or (y) cessation or notice of cessation;

(l)    (1) an involuntary case or other proceeding shall be commenced against Construction Agent, Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief shall be entered against Construction Agent or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or (2) an involuntary case or other proceeding shall be commenced against any General Contractor, the Authority or any Development Manager seeking liquidation, reorganization or other relief with respect to it or its debts under any Debtor Relief Law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief shall be entered against any General Contractor or any Development Manager under the federal bankruptcy laws as now or hereafter in effect and within sixty (60) days after the occurrence of such involuntary case or other relief proceeding such event and, in the case of this clause (l)(2) (A) the foregoing is not dismissed or otherwise resolved in any manner which does not adversely affect Construction Agent’s ability to achieve Substantial Completion by the Outside Completion Date and for the Aggregate Commitment Amount, in either case, within sixty (60) days after such filing or occurrence or (B)  if the Construction Agent is capable of achieving Substantial Completion by the Outside Completion Date and for the Aggregate Commitment Amount, as determined by Lessor in its sole discretion, either (i) such General Contractor or Development Manager has not ceased or given notice that it intends to cease to perform its obligations under the applicable Major Project Agreement, or (ii) if such General Contractor or Development Manager has ceased or given notice that it intends to cease to perform its obligations under the applicable Major Project Agreement,  the  Construction Agent has not replaced such General Contractor or Development Manager with a replacement General Contractor or Development Manager, as applicable, acceptable

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to Lessor within sixty (60) days after the later of such (x) filing or occurrence or (y) cessation or notice of cessation;

(m)    any member of the ERISA Group shall fail to pay when due an amount or amounts which it shall have become liable to pay under Title IV of ERISA that when aggregated could reasonably be expected to cause a Material Adverse Effect; or (i) notice of intent to terminate a Material Plan, or notice that a Material Plan is in “at risk” status (within the meaning of Section 303 of ERISA) or notice that a Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Section 305 of ERISA), shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or (ii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or (iii) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default (within the meaning of Section 4219(c)(5) of ERISA) with respect to, one or more Multiemployer Plans; and in each case in clauses (i) through (iii) above, such event or condition together with all other such events or conditions, if any, could reasonably be expected to cause a Material Adverse Effect;

(n)    a judgment or order for the payment of money (not paid or covered by insurance (except for deductibles) as to which the relevant insurance company has acknowledged coverage) in excess of $175,000,000 shall be rendered against Construction Agent, Guarantor or any Significant Subsidiary and such judgment or order shall continue unsatisfied, unreversed, unvacated, undischarged and unstayed for a period of thirty (30) days;

(o)    any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d‑3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of common stock of Guarantor;

(p)    at any time Continuing Directors shall not constitute a majority of the board of directors of Guarantor (“Continuing Director” means at any time each (i) individual who was a director of Guarantor twenty-four (24) months before such time, (ii) individual whose election or nomination as a director of Guarantor was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of directors of Guarantor and (iii) individual whose election or nomination to the board of directors of Guarantor was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board of directors of Guarantor);

(q)    any authorization or approval or other action by any Governmental Authority or regulatory body required for the execution, delivery or performance of this Agreement

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or any other Operative Document by Construction Agent or Guarantor shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect;

(r)    Construction Agent or Guarantor shall directly or indirectly contest the effectiveness, validity, binding nature or enforceability of any Operative Document or any Lien granted under any Operative Document or purport to revoke, terminate or rescind any Operative Document;

(s)    (1) any Operative Document or the security interest and lien granted under any Operative Document (except in accordance with its terms), in whole or in part, terminates, ceases to be effective or ceases to be the legal, valid and binding enforceable obligation of Construction Agent or Guarantor or any of their respective Affiliates, as the case may be, on account of, or as a result of, directly or indirectly, any act or omission of Construction Agent or Guarantor or any of their respective Affiliates, or (2) Construction Agent or Guarantor or any of their respective Affiliates contests in any manner in any court the effectiveness, validity, binding nature or enforceability thereof; or (3) the security interest and lien securing Construction Agent’s obligations under the Operative Documents, in whole or in part, ceases to be a perfected first priority security interest and lien (subject only to Permitted Liens), except as a direct result of an act of Lessor or any other Participant; or (4) the Ground Lease is terminated by the Ground Lessor or (5) the Authority Lease is terminated and Lessor has not received good and marketable leasehold title to the Site and good and marketable title to the Facility subject to Permitted Liens; or

(t)    Guarantor shall fail to own 100% of Construction Agent’s then outstanding common stock, free and clear of any Liens;

then, in any such event, Lessor may, in addition to the other rights and remedies provided for in this Article V or under any other Operative Document, immediately terminate Construction Agent’s rights under this Agreement by giving Construction Agent written notice of such termination, and upon the giving of such notice, all rights of Construction Agent and all obligations of Lessor under this Agreement shall cease; provided, however, that this Agreement shall terminate immediately without notice upon the occurrence of an Insolvency Event with respect to Construction Agent or Guarantor. Upon any such termination, all rights of Construction Agent and all obligations of Lessor shall cease, and Lessor may, in its sole discretion, cause the Lease Balance and all other costs and expenses incurred by Lessor, the Administrative Agent and the Participants (including Breakage Costs and Default Completion Costs) to be immediately due and payable (and, if an Insolvency Event of Construction Agent or Guarantor occurs, such amounts shall become immediately due and payable) to the Administrative Agent, on behalf of Lessor, as and for liquidated damages and Construction Agent shall, subject to Section 5.4, be automatically required to pay to the Administrative Agent, on behalf of Lessor, the Lease Balance and all other costs and expenses incurred by Lessor, the Administrative Agent and the Participants (including Breakage Costs and Default Completion Costs).

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Section 5.2.    Survival. The termination of this Agreement pursuant to Section 5.1 shall in no event relieve Construction Agent of its liability and obligations hereunder which accrued prior to such termination or any obligation or covenant of Construction Agent (including Lessee) which pursuant to the terms of this Agreement or any other Operative Agreement survives the termination of this Agreement or such other Operative Documents, all of which shall survive any such termination.

Section 5.3.    Remedies Cumulative; Waivers. During the continuance of a Construction Agency Agreement Event of Default, at Lessor’s option and without limiting Lessor in the exercise of any other right or remedy Lessor may have on account of such default (including, without limitation, any remedies under any other Operative Document), and without any further demand or notice, but subject to Section 5.4 below to the extent applicable, Lessor may cause the following to occur:

(a)    Without limiting any other remedies set forth in this Agreement or in any of the other Operative Documents, Lessor and Construction Agent agree that during the continuance of a Construction Agency Agreement Event of Default, Lessor shall have all the rights and may pursue any of the remedies provided to it in the Lease, but subject in all instances to Section 5.4 hereof (to the extent applicable), the terms and provisions of which Lease are incorporated herein by this reference. Lessor may foreclose the lien of the Lease or any Security Instrument on the Leased Property and the other Collateral or any portion thereof, in which event Construction Agent shall, subject to Section 5.4 hereof, pay to the Administrative Agent, upon demand, the Lease Balance and all other costs and expenses incurred by Lessor, the Administrative Agent and the Participants (including Breakage Costs and Default Completion Costs), in either case to the extent not previously paid by Construction Agent to the Administrative Agent pursuant to the final paragraph of Section 5.1.

(b)    Lessor may continue this Agreement in effect for so long as Lessor shall determine, and Lessor may enforce all of Lessor’s rights and remedies under this Agreement and require the continued performance and completion of Construction Agent’s obligations with respect to any or all of the Project Agreements and the Site Obligations as herein described, so long as Lessor satisfies its obligations under Section 4.1; and, subject to Section 5.4 hereof, Construction Agent shall be liable to Lessor for all Default Completion Costs, subject to the limitation on Construction Agent’s recourse liability at Section 5.4 below, with respect to the Facility, which amounts shall be payable by Construction Agent from time to time during the term hereof to such Persons (including Lessor) and in such amounts as Lessor may designate. In addition, if Lessor has not elected to terminate this Agreement as provided herein, if requested by Lessor, Construction Agent shall continue diligently to perform its obligations hereunder, including the Site Obligations, in accordance with this Agreement, so long as Lessor provides the funding provided for in Section 4.1 (without regard to the continuance of the Construction Agency Agreement Event of Default). If Advances, at any time, are no longer available under the Participation Agreement (as determined without regard to the continuance of the Construction Agency Agreement Event of Default), Construction Agent shall pay to Lessor prepaid rent (“Prepaid Rent”) in amounts

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necessary to fund all costs to complete the Site Obligations, including all amounts of Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent that accrue or are payable during the period from the continuance of the Construction Agency Agreement Event of Default through the Facility Completion Date, which amounts shall be payable by Construction Agent from time to time prior to the Facility Completion Date to such Persons (including Lessor), for costs of construction consistent in type as those contemplated by the Project Budget and in such amounts as Lessor may designate and, in the case of Capitalized Yield, Capitalized Fees and Capitalized Contingent Rent, in accordance with the terms of the Operative Documents (absent manifest error); provided, however, that the aggregate amounts to be paid by Construction Agent pursuant to this Section 5.3 shall, to the extent applicable, be subject to the limitations set forth in Section 5.4.

(c)    Lessor may terminate this Agreement at any time, notwithstanding a prior election under Section 5.3(b), and cause Substantial Completion to occur (including the performance of all of Lessor’s rights and obligations under the Project Agreements which would otherwise be performed by Construction Agent hereunder) directly through Lessor or one or more successor agents and designees and, subject to Section 5.4 hereof, Construction Agent shall be liable to Lessor for all Default Completion Costs, subject to the limitation on Construction Agent’s recourse liability at Section 5.4 below.

(d)    Lessor (i) may, upon termination of this Agreement terminate, at Construction Agent’s sole cost and expense, the Authority Lease or (ii) may exercise any other right or remedy that may be available to it under Applicable Laws or in equity, or proceed by appropriate court action (legal or equitable) to enforce the terms or to recover damages for the breach hereof.

(e)    As a matter of right and without notice to Construction Agent or anyone claiming under Construction Agent, and without regard to the then value of the Collateral or the interest of Construction Agent therein, Lessor shall have the right to apply to any court having jurisdiction to appoint a receiver or receivers of the Collateral at Construction Agent’s sole cost and expense (but subject to the limitation of Construction Agent’s recourse liability for payments as set forth at Section 5.4 below), and Construction Agent hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Lessor in case of entry as provided in this Agreement and shall continue as such and exercise all such powers until the latest to occur of (i) the date of confirmation of sale of the Collateral; (ii) the disbursement of all proceeds of the Collateral collected by such receiver and the payment of all expenses incurred in connection therewith; or (iii) the termination of such receivership with the consent of Lessor or pursuant to an order by a court of competent jurisdiction.

(f)    To the extent permitted by, and subject to the mandatory requirements of, any Governmental Authority, each and every right, power and remedy herein specifically given to Lessor or otherwise in this Agreement shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing

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at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. Lessor’s consent to any request made by Construction Agent shall not be deemed to constitute or preclude the necessity for obtaining Lessor’s consent, in the future, to all similar requests. No express or implied waiver by Lessor of any Construction Agency Agreement Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Construction Agency Agreement Event of Default. To the extent permitted by any Applicable Laws, Construction Agent hereby waives any rights now or hereafter conferred by statute or otherwise that may require Lessor to sell, lease or otherwise use the Leased Property, the other Collateral or any part or portion of the Leased Property or Collateral in mitigation of damages upon the continuance of a Construction Agency Agreement Event of Default or that may otherwise limit or modify any of Lessor’s rights or remedies under this Article V.

(g)    No failure to exercise and no delay in exercising, on the part Lessor, any right, remedy, power or privilege under this Agreement or under the other Operative Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 5.4.    Limitation on Recourse Liability of Construction Agent. Notwithstanding any provision to the contrary contained in this Agreement or any other Operative Document, during the continuance of a Construction Agency Agreement Event of Default prior to the Base Term Commencement Date and so long as no Construction Agency Agreement Event of Default which is or arises in whole or in part as a consequence of a Full Recourse Event has occurred, the aggregate amount payable by Construction Agent on a recourse basis under this Article V shall be limited to the Recourse Amount. Construction Agent nonetheless acknowledges and agrees that (i) Lessor shall be entitled to recover from the Collateral (including through any reletting and/or sale of the Leased Property or the other Collateral or any portion thereof) the entire outstanding Lease Balance and all other costs and expenses of Lessor, the Administrative Agent or the Participants incurred in connection with the Overall Transaction (including without limitation, any costs incurred in connection with activities relating to the Site Obligations and/or any reletting or sale of the Leased Property or the other Collateral or any portion thereof) from and after the date of such return and (ii) the foregoing recourse limitations are exclusive of any amounts due and owing under Article XIII of the Participation Agreement. All amounts advanced by the Participants to pay Project Costs and to otherwise achieve Substantial Completion or to fund any other costs or expenses and which Construction Agent is not obligated to pay as a result of the application of this Section 5.4 shall be deemed an Advance by Lessor and on the date so advanced shall be deemed to increase the Participant Balance of each Participant by the amount funded by it and the Lease Balance shall, on such date, be increased by the aggregate amounts so advanced.

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Section 5.5.    Lessor’s Right to Cure Construction Agent’s Defaults. (a) Lessor, without waiving or releasing any obligation or Construction Agency Agreement Event of Default, may (but shall be under no obligation to) remedy any Construction Agency Agreement Event of Default for the account of and at the sole cost and expense of Construction Agent (subject to Section 5.4 above), and in furtherance of such right, Lessor may make Advance Requests, execute the Project Agreements and otherwise exercise all rights and perform all duties of Construction Agent hereunder and under the Participation Agreement with respect to the Site Obligations. All reasonable out of pocket costs and expenses so incurred (including reasonable fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by Lessor, shall (subject to Section 5.4 above) be paid by Construction Agent to Lessor on demand.

(b)    In the event of the occurrence of a Major Project Agreement Default under any Major Project Agreement, Construction Agent shall give prompt notice thereof to Lessor and the Administrative Agent and, following delivery of written notice to Construction Agent, Lessor shall have the opportunity, but shall not be required, to cure such Major Project Agreement Default.

Section 5.6.    Determination of Whether Project Budget Is “In Balance.” (a) If the Administrative Agent determines that the Project Budget may not be In Balance, the Administrative Agent may give written notice to such effect to Construction Agent, together with a reasonably detailed written explanation of the basis for the Administrative Agent’s determination and to the extent available calculations upon which the Administrative Agent has based its determination (the “In Balance Calculation”). Within ten (10) Business Days following the Construction Agent’s receipt of such notice, Construction Agent shall deliver a certification to the Administrative Agent that either (i) the Project Budget which is the subject of such notice is not In Balance and describing the steps Construction Agent is taking to remedy such condition, if any, or (ii) the Project Budget is In Balance and stating sufficient detail to describe why Construction Agent believes the Project Budget is In Balance.

(b)    If, following receipt of notification from the Administrative Agent, Construction Agent’s certification indicates that Construction Agent believes the Project Budget is In Balance and the Administrative Agent disagrees with the certification or finds same to be incomplete or inaccurate in any material respect, or if Construction Agent fails to timely deliver such certification, the Administrative Agent may give notice of such effect to Construction Agent and pursue remedies as available hereunder.

ARTICLE VI
NO SUPERVISORY AGENCY FEE

Except as otherwise provided in the Project Budget, Construction Agent shall not be entitled to, and Lessor shall have no obligation to pay to Construction Agent, any agency fee or other fee or compensation, and Construction Agent shall not be entitled to, and Lessor shall have no obligation to make or pay to Construction Agent, any reimbursement therefor, it being understood that this Agreement is being entered into as consideration for and as an inducement to Lessor and Construction Agent entering into the Lease and the other Operative Documents.

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ARTICLE VII
MISCELLANEOUS

Section 7.1.    Notices. All notices, consents, directions, approvals, instructions, requests, demands and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing in the manner provided in, shall be sent to the respective addresses set forth in, and the effectiveness thereof shall be governed by the provisions of Section 15.3 of the Participation Agreement.

Section 7.2.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lessor, Construction Agent and their respective successors and assigns; provided, however, that Construction Agent shall not assign any of its rights or, except as permitted by Sections 2.4 and 2.5 or in connection with an assignment permitted by and subject to the limitations and conditions provided for in Article VI of the Lease, without the prior written consent of Lessor, which consent may be granted or withheld in Lessor’s sole and absolute discretion.

Section 7.3.    GOVERNING LAW. THIS AGREEMENT SHALL IN ALL RESPECTS, EXCEPT AS SET FORTH IN THE PROVISO, BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW; PROVIDED, HOWEVER, THAT WITH RESPECT TO THE CREATION, PERFECTION, EFFECT OF PERFECTION, PRIORITY AND ENFORCEMENT OF SECURITY INTERESTS AND LIENS IN THE LEASED PROPERTY AND PROJECT COLLATERAL, SUCH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA AND, TO THE EXTENT APPLICABLE, THE UNIFORM COMMERCIAL CODE OF SUCH STATE (INCLUDING THE CHOICE OF LAW RULES UNDER SUCH UNIFORM COMMERCIAL CODE).

Section 7.4.    Amendments, Etc. Lessor and Construction Agent may, from time to time, enter into written amendments, supplements or modifications hereto, subject to the restrictions set forth in Section 15.5 of the Participation Agreement.

Section 7.5.    Counterparts. This Agreement may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7.6.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 7.7.    Headings and Table of Contents. The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 7.8.    Limited Liability. Construction Agent agrees that Lessor’s obligations and liability under this Agreement are limited pursuant to Section 15.15 of the Participation Agreement.

Section 7.9.    No Third-Party Beneficiaries. Except to the extent provided in other Operative Documents, no provision in this Agreement shall give rise to any rights in any Person (except any Person party to an Operative Document), and there shall be no third-party beneficiaries of, and no other Persons shall be entitled to rely on this Agreement. Any attempt by any other such Person to so rely shall immediately be void.

Section 7.10.    Exercise of Lessor’s Rights. Subject to the Excepted Payments, Construction Agent hereby acknowledges and agrees that, subject to and in accordance with the terms of the Assignment of Leases dated concurrently herewith made by Lessor in favor of the Administrative Agent, the rights and powers of Lessor under this Agreement have been assigned to and may be exercised by the Administrative Agent.

Section 7.11.    Further Assurances. Construction Agent and Lessor acknowledge and agree that the provisions of Section 15.11 of the Participation Agreement are incorporated by reference herein.

Section 7.12.    No Waiver. No failure by Lessor or Construction Agent to insist upon the strict performance of any term hereof or to exercise any right, power or remedy upon a default hereunder, and no acceptance of full or partial payment or performance of any obligation during the continuance of any such default, shall constitute a waiver of any such default or of any such term. To the fullest extent permitted by law, no waiver of any default shall affect or alter this Agreement, and this Agreement shall continue in full force and effect with respect to any other then existing or subsequent default.
[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NORFOLK SOUTHERN RAILWAY COMPANY, a Virginia corporation, as Construction Agent

By: /s/ Robert E. Martinez
Name: Robert E. Martinez
Title: Vice President

BA LEASING BSC, LLC, a Delaware limited liability company, as Lessor

By: /s/ Gina M. Cabral
Name: Gina M. Cabral
Title: Vice President

S‑1

EXHIBIT A
Form of Assignment of Project Agreement

EXHIBIT B
Form of Consent and Acknowledgment

SCHEDULE 2.6(B)

INSURANCE
[See attached.]